Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 31, 2021, except for the effects of the reverse recapitalization described in Note 3 and subsequent events described in Note 26, as to which the date is June 9, 2021, in the Post Effective Amendment No. 3 to the Registration Statement (Form S-1 No. 333-249558) and related Prospectus of Clover Health Investments, Corp. for the registration of shares of Class B Common Stock.

/s/ Ernst & Young, LLP

New York, New York

June 21, 2021